Exhibit 99.1

FOR IMMEDIATE RELEASE

Centennial Resource Development Provides Update Regarding
Its Acquisition of the Upstream Assets of Silverback Exploration

DENVER, CO, January 31, 2017 (GLOBE NEWSWIRE) — As previously announced, on December 28, 2016, Centennial Resource Development, Inc. together with its affiliates, including Centennial Resource Production, LLC (“Centennial” or the “Company”) (NASDAQ: CDEV, CDEVW), completed the acquisition of leasehold interests and related upstream assets in Reeves County, Texas from Silverback Exploration, LLC and Silverback Operating, LLC (collectively, “Silverback”).  The acquired acreage included 11,694 net acres subject to an area of mutual interest (the “AMI”) among certain third parties (the “AMI Counterparties”) and Centennial, pursuant to which the AMI Counterparties collectively had the right to acquire an aggregate of 80.75% of the interests that Centennial acquired from Silverback in the acreage subject to the AMI.  Centennial has announced today that the AMI Counterparties did not exercise their purchase rights as to the 11,694 net acres within the AMI prior to the expiration of those rights on January 30, 2017, and the AMI Counterparties have no further right to participate in the acquisition of the interests acquired from Silverback.  Centennial currently owns over 77,000 contiguous net acres located primarily in Reeves County within the Delaware Basin.

About Centennial Resource Development, Inc.

Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development and acquisition of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.

Contact:

Hays Mabry

Director, Investor Relations

(713) 357-1393

ir@cdevinc.com

SOURCE Centennial Resource Development, Inc.